 Exhibit 5.1 and 23.2

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat400 1082 PR Amsterdam T +31 20 71 71 000 F + 31 20 71 71 111	Amsterdam, [ ] 2017 Fireman B.V. Winzerlaer Str. 2 07745 Jena Germany

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Offering. This opinion letter is renderd to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon drafts of the Reviewed Documents and drafts or pdf copies, as the case may be, of each of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today's date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today's date.

Brussels London Luxemburg New York Rotterdam

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.'s general terms and conditions (see https://www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

50106765 M 22118303 / 15

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The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is based, on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh's insurance policy in the matter concerned, and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of the documents reviewed by us will be signed in the form of the drafts of those documents as described in Exhibit B and Exhibit C, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with, and has been or shall be declared effective by, the SEC substantially in the form of the draft thereof as described in Exhibit B;

c.	(i) no regulations (reglementen) have been adopted by any corporate body of the Company which would affect the resolutions recorded in the Resolutions, (ii) the Current Articles are the Articles of Association currently in force and (iii) the Revised Articles are the Articles of Association as they will be in force at each Relevant Moment. The Extract supports item (ii) of this assumption;

d.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the Deed of Conversion, once executed), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard) or granted a suspension of payments (surseance van betaling verleend) or (vi) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support the items (i) through (v) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (v) have not occurred.

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e.	the resolutions recorded in the Resolutions are in full force and effect, and the factual statements made and the confirmations given in the Resolutions and the Deeds of Issue are complete and correct and the Resolutions correctly reflect the resolutions reflected therein;

f.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company. This assumption is supported by the confirmation in this respect as included in the Resolutions;

g.	no director (bestuurder) of the Company has a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of any of the resolutions recorded in the Resolutions. This assumption is supported by the confirmation in this respect as included in the Resolutions;

h.	each Power of Attorney (i) is in full force and effect, and (ii) under any applicable law other than Netherlands law, validly authorises the person or persons purported to be granted power of attorney, to represent and bind the Company vis-à-vis other parties in relation to the transactions contemplated by and for the purposes stated in the Reviewed Documents;

i.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the NFSA and the rules promulgated thereunder;

j.	the Option (i) will have been validly granted and will be a valid right to subscribe for Option Shares, (ii) will have been validly exercised prior to the issuance of the Option Shares in accordance with the terms of the Underwriting Agreement and (iii) will be, at the time of exercise, in full force and effect;

k.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing; and

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l.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid.

Offer Shares and Option Shares

2.	Subject to receipt by the Company of payment in full for the Offer Shares and the Option Shares (if any) as provided for in the Deeds of Issue and the Underwriting Agreement, and when issued and accepted in accordance with the respective Deeds of Issue, the Resolutions and the Underwriting Agreement, the Offer Shares and the Option Shares (if any) will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The opinion expressed in paragraph 1 (Corporate Status) of this opinion letter must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company's management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in it.

C.	Pursuant to Article 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity's articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Articles of Association, we have no reason to believe that by entering into the Reviewed Documents the Company would transgress the description of the objects contained in the Current Articles and the Revised Articles. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

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D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e. duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring), set-off (verrekening), and other defences afforded by Netherlands law to obligors general.

E.	The term "non-assessable" has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

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F.	If and to the extent that the Underwriting Agreement refers to Offer Shares or Option Shares being issued and sold by the Company to the Underwriters and Offer Shares or Option Shares being purchased by the Underwriters from the Company, for the purposes of this opinion letter, we have interpreted those references as the Company agreeing to issue such Offer Shares or Option Shares to, or at the instruction of, the Underwriters and the Underwriters agreeing to subscribe for, or instruct the subscription for, such Offer Shares or Option Shares from the Company.

G.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption "Legal Matters".

Sincerely yours,

NautaDutilh N.V.

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EXHIBIT A

LIST OF DEFINITIONS

"Anti-Boycott Regulation"

the Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom

"Articles of Association"	the articles of association of the Company, as they may read from time to time
"Commercial Register"	the Netherlands Chamber of Commerce Commercial Register
"Company"	Fireman B.V., a besloten vennootschap met beperkte aansprakelijkheid, registered with the Commercial Register under number 68904312
"Corporate Documents"	the documents listed in Exhibit B
"Current Articles"	the Articles of Association as they read after the execution of the Deed of Incorporation, following which, according to the Extract, no amendment to the Articles of Association was effected
"Deed of Conversion"	the draft deed of conversion of the Company's legal form and amendment to the Articles of Association with reference number 82041678 M 21475968 (and the unofficial translation with reference number 82041678 M 21475970)
"Deed of Incorporation"	the deed of incorporation (akte van oprichting) of the Company, dated 6 June 2017
"Deeds of Issue"	the draft deed of issue and transfer of Offer Shares with reference number [ ], and the draft deed of issue of Option Shares with reference number [ ]
"Exhibit"	an exhibit to this opinion letter

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"Extract"	an extract from the Commercial Register relating to the Company, dated the date of this opinion letter

"Insolvency Registers"	i.

the online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

	ii.	the Amsterdam court (location Amsterdam) bankruptcy clerk’s office

"NautaDutilh"	NautaDutilh N.V.
"NCC"	the Netherlands Civil Code (Burgerlijk Wetboek)
"the Netherlands"	the European territory of the Kingdom of the Netherlands
"NFSA"	the Netherlands Financial Supervision Act (Wet op het financieel toezicht)
"Offering"	the initial public offering and admission of the Offer Shares and Option Shares, if any, to listing and trading on the NASDAQ Global Select Market
"Offer Shares"	[ ] Shares
"Option"	the option to be granted to the Underwriters under the Underwriting Agreement with respect to Option Shares
"Option Shares"	up to [ ] Shares, or such lesser number of Shares in respect of which the Option is exercised

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"Power of Attorney"	any power of attorney as contained in the Resolutions
"Registration Statement"	the registration statement on Form F-1 under the U.S. Securities Act of 1933 filed or to be filed with the SEC in connection with the Offering on or about the date of this opinion letter
"Relevant Moment"	each time when Offer Shares or Option Shares are issued pursuant to any of the Deeds of Issue
"Resolutions"

the document or documents containing the following resolutions:

-      the resolutions of the board of directors (bestuur) of the Company, dated July 12th 2017 and [               ];

-      the resolutions of the board of directors (bestuur) of the Company, dated [               ]; [               ]

-      the resolutions of the general meeting of the Company, dated [               ]; and

-      the draft resolutions of the pricing committee established by the board of directors (bestuur) of the Company, with reference number [               ]

"Reviewed Documents"	the documents listed in Exhibit C
"Revised Articles"	the Articles of Association as they will read after the execution of the Deed of Conversion
"SEC"	the United States Securities and Exchange Commission
"Shares"	ordinary shares in the capital of the Company, having a nominal value of EUR [0.12] each
"Underwriters"	the Representatives and each of the other underwriters named in Schedule 1 to the Underwriting Agreement
"Underwriting Agreement"

the draft underwriting agreement to be entered into between the Company and the Representatives (acting on behalf of the underwriters named in Schedule 1 to the Underwriting Agreement), with reference number [               ]

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EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Conversion

3.	the Current Articles;

4.	the Revised Articles;

5.	the Extract;

6.	the Resolutions; and

7.	the Registration Statement.

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EXHIBIT C

LIST OF reviewed documents

1.	a draft of the Underwriting Agreement; and

2.	drafts of the Deeds of Issue.